EXHIBIT 10.38

LICENSE AND HOSTED SERVICES AGREEMENT

This LICENSE AND HOSTED SERVICES AGREEMENT (“Agreement”) is made as of April 1, 2005 (the “Effective Date”) by and between AuthentiDate Holding Corp., a Delaware corporation, having a place of business at Two World Financial Center, 225 Liberty Street, 43rd Floor, New York, New York (“Company”) and Liberty Healthcare Group, Inc., a Delaware corporation, having a place of business at 10045 South U.S. Hwy. 1, Port St. Lucie, FL 34952 (“Customer”).

WHEREAS, during the term of this Agreement Company wishes to provide Customer with the Services and a license to the Licensed Software, and Customer wishes to receive such license and such Services from Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter provided, the Parties agree as follows:

ARTICLE 1.   DEFINITIONS

1.1 Definitions.

The following terms shall have the meanings set forth below:

“Affiliate(s)” shall mean, with respect to any given Person, any other Person directly controlling, controlled by or under common control with such Person.

“Amendment” shall have the meaning described in Section 15.6.

“Data Downloads” shall mean the data files generated by the Hosted Software and provided to Customer pursuant to this Agreement as part of the Services.

“Data Uploads” shall mean the data files received by Company from or on behalf of Customer for processing by Company as part of the Services.

“Documentation” shall mean the manuals and all other documentation and materials, in electronic form or otherwise, relating to the Licensed Software that are provided by Company to Customer.

“Equipment” shall mean the computer servers and other equipment utilized by the Company in connection with the provision of the Hosted Services pursuant to this Agreement.

“Federal Health Care Program “ shall mean any federal health care program as defined in 42 USC ss. 1320a-7b.

“Fees” shall mean, collectively, the Services Fees, Transaction Fees and License Fees.

“Force Majeure Event” shall have the meaning described in Section 15.3.

“Hosted Services” shall have the meaning described in Exhibit B.

“Hosted Services Fees” shall have the meaning described on Exhibit A.

“Hosted Company Software” shall mean and be designated as “Hosted Company Software “ for purposes of this Agreement as identified on Exhibit A to this Agreement, as such Exhibit may be amended from time to time with the consent of the Parties.

“Hosted Software” shall mean the Hosted Third Party Software and the Hosted Company Software.

“Hosted Third Party Software” shall mean all software, other than Hosted Company Software, hosted by Company for Customer pursuant to this Agreement.

“Improper Access” shall mean access to, modifications of, or contact with any portions or parts of the Hosted Software, other than by the Company or its designees.

“License” shall have the meaning described in Section 7.2(b).

“License Fees” shall be the amounts payable by the Customer to the Company for the license to the Licensed Software.

“Licensed Software” shall mean the software programs in executable object code provided to Customer and identified on Exhibit A to this Agreement as Licensed Software, as such Exhibit may be amended from time to time with the consent of the Parties, together with any related Documentation provided by Company in connection therewith, and any updates and upgrades thereto obtained by Customer from Company.

“Parties” shall mean Customer and Company, collectively.

“Party” shall mean either Customer or Company, as the case may be.

“Transaction Fees” shall have the meaning set forth on Exhibit A hereto.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust or other entity.

“Professional Services Agreement” shall mean the Professional Services Agreement of even date herewith between Company and Customer.

“Services” shall mean collectively, the Hosted Services and Support Services.

“Services Fees” shall mean, collectively, the Hosted Services Fees and the Support Services Fees.

“Support Services” shall mean the support services set forth in Exhibit C hereto with respect to the Licensed Software.

“Support Services Fees” shall mean the fees for the Support Services fees as set forth in Exhibit A hereto with respect to the Licensed Software.

“Software Upgrades” shall mean all updates, corrections, bug fixes, releases, improvements or enhancements made to the Licensed Software by Company.

“Supplemental Training” shall have the meaning described in Section 4.2.

“Taxes” shall have the meaning described in Section 10.2.

“Third Party Services” shall mean any and all services performed by any person, other than the Company and its agents and subcontractors engaged by the Company to perform services in connection with this Agreement.

“Third Party Software” shall mean any and all software, other than the Hosted Company Software and the Licensed Software. Third Party Software shall include the Hosted Third Party Software.

1.2 References.

(a) the Exhibits to this Agreement shall be incorporated into and deemed part of this Agreement, and all references to this Agreement shall include the Exhibits to this Agreement; and

(b) references to the word “including” or the phrase “e.g.” shall mean “including, without limitation” or “including, but not limited to”.

1.3 Headings.

The Article and Section headings are for reference and convenience purposes only and shall not be considered in the interpretation of this Agreement.

1.4 Interpretation of Documents.

In the event of a conflict between the terms of this Agreement and the terms (but not technical specifications, schematics or functional or performance criteria, or acceptance test criteria) of any Exhibit, if any, the terms of this Agreement shall prevail, unless indicated otherwise in such Exhibit.

ARTICLE 2.   RESPONSIBILITIES

2.1 Responsibilities.

Subject to the terms of and during the Term of this Agreement,

(1) Company will provide Customer with the Hosted Services as provided in Section 7 and in accordance with the terms of Exhibit B;

(2) Company will provide Customer with the Support Services for the Licensed Software, if any, and any Software Upgrades pursuant to the terms of Exhibit C;

(3) In order to ensure the proper implementation and operation of the Hosted Software and any Licensed Software (including any Software Upgrades), a high level of Customer interaction and availability will be needed. Company will provide assistance and support to the Customer as prescribed in this Agreement, but the following important responsibilities belong to the Customer:

(a) Assign a coordinator to be available to the Company when Company installs on the Equipment and/or troubleshoots the Hosted Software, and to observe and review on-going operability of the Hosted Software. The coordinator must have the authority to make decisions regarding the implementation, use and repair of the Hosted Software;

(b) Promptly report problems to Company;

(c) Test all functionality of the Data Downloads to verify the Data Downloads delivered to Customer from time to time are functioning properly;

(d) Provide all Data Uploads in proper format; and

(e) Provide Company with prompt access to Customer’s systems to troubleshoot any compatibility problems and assist Company with respect to the Hosted Software when reasonably requested by Company support personnel;

(4) Company agrees to be primarily responsible for troubleshooting problems relating to the Hosted Software.

ARTICLE 3.   DOCUMENTATION

Company will provide Customer with such documentation relating to (i) the Hosted Software as shall be necessary to enable Customer to provide Company with Data Uploads compatible with the Hosted Software and to properly utilize and access all Data Downloads, and (ii) utilize the Licensed Software as contemplated hereunder.

ARTICLE 4.   TRAINING

4.1 Training.

Company agrees to provide Customer with training of Customer’s employees on the use and operation of the Hosted Software to the extent necessary to properly interface the Hosted Software with Customer’s systems relating to the provision to Company of Data Uploads and the receipt by Customer of Data Downloads. Company also agrees to provide Customer with training of Customer’s employees on the use and operation of any Licensed Software and Software Upgrades. Company shall provide sufficient experienced and qualified personnel to conduct such training.

4.2 Supplemental Training.

Upon the request of Customer, Company shall furnish additional education and training at a rate mutually agreed to in writing by both Parties from time to time (“Supplemental Training”).

4.3 Confidentiality of Training Materials.

All training materials provided to Customer are confidential information of the Company and shall be maintained in confidence by the Customer. The Customer agrees that it shall maintain the confidentiality of the training materials to the same extent that it maintains the confidentiality of its own confidential material, but in no event shall Customer use less than reasonable care.

ARTICLE 5.   TERM

Subject to Article 13, this Agreement shall remain in force for an initial period of [ * * * * ] (the “Initial Term”) from the Effective Date. This Agreement will [ * * * * ] (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless one Party provides written notice to the other Party of its intent not to renew not less than [ * * * * ] days before the expiration of the then-current Initial Term or Renewal Term. Either Party may terminate this Agreement upon written notice delivered to the other Party pursuant to Article 13.

ARTICLE 6.   LIMITED WARRANTIES

6.1 Hosted Services.

Company warrants that the Hosted Services will be performed consistently according to generally accepted industry standards. This warranty with respect to the Data Downloads shall be valid for thirty (30) days from the delivery of the applicable Data Download. In the event of a material breach of the foregoing warranty, the Customer will notify the Company in writing within ten (10) days of learning of such breach. Upon receipt of such notice, the Company agrees to use commercially reasonable efforts to re-perform the non-conforming Hosted Services or, if such re-performance is not commercially reasonable, obtain a refund of any fees paid to Company for nonconforming services. THE REMEDIES SET FORTH IN THIS SECTION SHALL BE CUSTOMER’s SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF A BREACH OF THE WARRANTY SET FORTH IN THIS SECTION.

6.2 Licensed Software.

During the Term, the Licensed Software will function substantially in accordance with the capabilities as indicated in the Documentation. The Company represents and warrants that (a) it has all right and authority to grant the licenses granted herein and (b) to the Company’s knowledge the Licensed Software does not infringe any patent, copyright, trade secret or other intellectual property interest of any third party. Other than the representations in this Section 6.2, the Licensed Software is provided “AS IS” and “WITH ALL FAULTS. The Company will use commercially reasonable efforts to resolve any problems identified by Customer with respect to the operability of the Licensed Software during the Term; provided, however, that Customer must promptly provide the Company with notice of any problems with the Licensed Software and all information reasonably requested by the Company.

6.3 Hosted Company Software.

The Company represents and warrants that to the Company’s knowledge the Hosted Company Software does not infringe any patent, copyright, trade secret or other intellectual property interest of any third party.

6.4 Exclusions.

EXCEPT FOR THE LIMITED WARRANTIES SET FORTH HEREIN, COMPANY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES, THE DATA DOWNLOADS, THE LICENSED SOFTWARE OR THE HOSTED COMPANY SOFTWARE.

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

6.5 Limitations.

This warranty only covers damages that occur pursuant to normal use of the Data Downloads and the Licensed Software during the Term. This warranty does not cover damages that occur due to any Data Uploads not conforming to required specifications or any Third Party Software or Third Party Services. This warranty also does not cover any failures or damages that result from accidents, misuse, abuse, neglect, misapplication, alteration, secondary installation, set-up, improper maintenance, or modifications to the Data Downloads or Licensed Software by any Person other than Company, or damage attributable to acts of nature, terrorism, vandalism or war.

ARTICLE 7.   SERVICES AND LICENSES

7.1 Generally.

During the Term, the Company shall provide Customer with the Hosted Services and Support Services, if any (collectively “Services”).

7.2 Data.

The Customer shall provide to the Company Data Uploads. The Company shall provide Customer with a Data Download corresponding to each Data Upload provided to the Company, which is to be derived from such Data Upload.

7.3 License Grant.

(a) The Company hereby grants to Customer a worldwide, perpetual license to use for its internal purposes the Data Downloads (“DD License”).

(b) The Company hereby grants to Customer a worldwide, non-exclusive, non-transferable, non-sublicensable, license (the “License”) to use during the Term the Licensed Software and the Documentation.

7.4 USPS EPM License.

The Parties acknowledge and agree that the provision of the Services pursuant to this Agreement requires Customer to execute a license agreement and other documentation with the United States Postal Service (“USPS”) relating to the USPS Electronic Postmark(R) Service and that, in addition to the fees and other amounts payable hereunder to the Company, Customer will be required to pay certain license and other fees directly to the USPS in accordance with such license agreement and other documentation. In addition, Customer acknowledges that the Company will be entitled to certain payments from the USPS based on the amounts paid by Customer to the USPS.

7.5 Third Party Licenses.

Customer shall ensure that the Company is named as a third party beneficiary to all Hosted Third Party Software licenses to which Customer is a party, including all applicable indemnification provisions contained therein to the extent permitted by the owners of such Hosted Third Party Software. To the extent the Company is not named as a third party beneficiary under any Hosted Third Party Software licenses to which Customer is a party (any such license an “Excluded License”), Customer agrees to and shall indemnify the Company in accordance with Section 8.2.3 with respect to any claims or liability based on, relating to or resulting from the use by the Company of the Hosted Third Party Software that is subject to such Excluded Licenses to perform its obligations hereunder, provided, that Company properly uses such Hosted Third Party Software.

ARTICLE 8.   INDEMNIFICATION

8.1 Company Indemnity.

8.1.1. Company Infringement Indemnity. The Company shall indemnify the Customer and its officers, agents and employees from and against any claims, demands or causes of action alleging infringement of any third party intellectual property rights resulting from (a) use by Customer of the Data Downloads, and (b) use by Customer of the Licensed Software; provided, however, that this indemnification by the Company shall not apply to any allegation or determination of infringement to the extent that such infringement is based on (a) specifications or functional requirements provided by the Customer, (b) the use of application code developed by the Customer or by a third party on behalf of Customer at Customer’s request, (c) the use of any other software or hardware that is used in conjunction with the Data Downloads or the Licensed Software if such software or hardware is required (i) pursuant to or to comply with the specifications or functional requirements provided by the Customer, including pursuant to any Statements of Work or SOW Amendment from the Professional Services Agreement or (ii) for compatibility with Third Party Software provided or specified by the Customer, (d) the unauthorized use of the Data Downloads or the Licensed Software or (e) use of the Data Downloads or the Licensed Software not in conformance with the specifications or the requirements of this Agreement.

8.1.2. Company General Indemnity. The Company shall indemnify and hold harmless the Customer, its officers, agents and employees from and against any claims, demands, or causes of action based on or resulting from any negligent act or omission or unlawful misconduct of Company, its subsidiaries or their officers, or employees, agents or representatives, resulting in any loss of or damage to any property or injury or death of any person as a result of the Company’s provision of the Data Downloads and Services hereunder.

8.2 Customer Indemnity.

8.2.1. Customer Infringement Indemnity. The Customer shall indemnify, defend and hold harmless the Company and its officers, agents and employees from and against any claims, demands or causes of action (a) alleging infringement of any third party intellectual property rights based on (i) specifications or functional requirements provided by the Customer, (ii) the use of application code developed by the Customer or by a third party on behalf of Customer at Customer’s request, (iii) the use of any other software or hardware that is used in conjunction with the Data Downloads or the Licensed Software if such software or hardware is required (1) pursuant to or to comply with the specifications or functional requirements provided by the Customer, including pursuant to any Statements of Work or SOW Amendment from the Professional Services Agreement or (2) for compatibility with Third Party Software provided or specified by the Customer, or (iv) use of the Data Downloads or the Licensed Software not in conformance with the specifications or the requirements of this Agreement, (b) based on the unauthorized use of the Data Downloads or the Licensed Software by the Customer, or (c) based on or resulting from a breach of any provision of this Agreement by the Customer.

8.2.2. Customer General Indemnity. The Customer shall indemnify and hold harmless the Company, its officers, agents and employees from and against any claims, demands, or causes of action based on or resulting from any negligent act or omission or unlawful misconduct of Customer, its subsidiaries or their officers, or employees, agents or representatives, resulting in any loss of or damage to any property or injury or death of any person relating to the performance of this Agreement.

8.2.3. Customer Third Party Software Indemnity. The Customer shall indemnify and hold harmless the Company, its officers, agents and employees from and against any claims, demands, or causes of action based on, resulting from or related to the use by the Company of the Hosted Third Party Software that is subject to such Excluded Licenses to perform its obligations hereunder, provided, that Company properly uses such Hosted Third Party Software.

8.3. Procedure.

8.3.1. Notification and Assistance. The indemnification provisions provided in Sections 8.1 and 8.2 shall be contingent on the indemnified Party promptly notifying the indemnifying Party upon learning of an indemnifiable claim, demand or cause of action, and providing the indemnifying Party with such assistance as reasonably requested by the indemnifying Party in defending against such claim, demand or cause of action.

8.3.2. Mitigation. In the event that any claim, demand or cause of action is asserted against the Customer alleging infringement of any third party intellectual property rights resulting from the use by the Customer of the Data Downloads or the Licensed Software, the Company may, at its sole discretion, seek to resolve such claim, demand or cause of action by one or more of the following: (a) modifying the Data Downloads or the Licensed Software such that they no longer infringe, (b) obtaining a license to the asserted intellectual property, (c) replacing the infringing Data Downloads or the Licensed Software at the Company’s expense or (d) terminating the Customer’s right (and/or any license) to use the Licensed Software or terminating the Services and returning to the Customer any unallocated portion of the fees paid in advance by the Customer.

ARTICLE 9.   LIMITATION OF LIABILITY

9.1 Limitation of Liability.

EXCEPT AS PROVIDED IN THE FOLLOWING SECTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING BUT NOT LIMITED TO LOST DATA, LOST PROFITS OR SAVINGS, LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR CUSTOMERS' USE OF THE DATA DOWNLOADS OR THE LICENSED SOFTWARE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OR KNEW OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF THE NATURE OF THE CAUSE OF ACTION OR THEORY ASSERTED. THE MAXIMUM AGGREGRATE LIABILITY OF COMPANY FOR ALL CLAIMS UNDER THIS AGREEMENT SHALL BE A SUM EQUAL TO THE AGGREGATE PAYMENTS MADE BY CUSTOMER TO COMPANY HEREUNDER DURING THE SIX (6) MONTHS PRECEDING THE DATE OF ASSERTION OF A FIRST CLAIM BY A PARTY.

9.2 Exceptions from Limitation.

The preceding Section 9.1 shall not apply to (a) amounts indemnifiable under Sections 8.1 and 8.2, (b) a material breach by a Party of Article 11 (Confidential Information), or (c) damages, losses and claims arising out of a Party’s gross negligence, willful misconduct or fraud.

9.3 Separately Negotiated.

The Parties acknowledge that this Limitation of Liability Article has been separately negotiated, is a material inducement to the Parties entering into this Agreement on the terms provided herein (including Section 9.1) and shall be enforceable regardless of whether any remedy provided for fails of its essential purpose.

ARTICLE 10.   FEES; PAYMENT; TAXES

10.1 Fees. Customer acknowledges that the fees charged by the Company for the Services, the DD License and the License provided hereunder are comprised of a number of different payment structures, including Hosted Services Fees, Transaction Fees and Support and Maintenance Fees (collectively, “Fees”), [ * * * * ] but are a total payment amount for all of the services and licenses provided hereunder.

10.1.1. Hosted Services Fees. Customer shall pay to the Company [ * * * * ] for the Services, the DD License and the License in the amount as set forth in Exhibit A (“Hosted Services Fees”), as amended by the Parties from time to time.

10.1.2. Transaction Fees. Customer shall pay to the Company [ * * * * ] for the Services, the DD License and the License in the amounts as set forth in Exhibit A (“Transaction Fees”), as amended by the Parties from time to time.

10.1.3. Support and Maintenance Fees. Customer shall pay to the Company [ * * * * ] in the amounts as set forth in Exhibit A (“Support and Maintenance Fees”), as amended by the Parties from time to time.

10.1.4. Renewals. Unless this Agreement is terminated or not renewed in accordance with Article 5, the Fees for each renewal period shall be at the rates agreed to by the Parties prior to the inception of the renewal period.

10.2 Payment.

10.2.1. [ * * * * ]. As consideration for the Services provided to Customer herein, Customer shall pay to Company the applicable Fees as stated herein. Company represents and warrants that [ * * * * ] hereunder for substantially [ * * * * ], including based on the [ * * * * ]. In the event Company [ * * * * ] provided hereunder, such [ * * * * ]. The preceding sentence shall have [ * * * * ], but only to the [ * * * * ]. This provision shall not apply to any [ * * * * ] that were not in existence as of the date of completion of the work set forth in Statements of Work ##1.01 and 1.02 under the Professional Services Agreement.

10.2.2. Expenses. All reasonable travel and out-of-pocket expenses which are itemized, pre-approved by Customer and incurred by Company’s personnel while providing Services conducted at Customer’s site shall be paid within thirty (30) days after receipt of an undisputed invoice.

10.3 Taxes.

Company’s invoices shall include and Customer shall pay all federal, state, local or other sales or use taxes that may be imposed by law upon Company or Customer, other than taxes based upon the net income of Company, with respect to the Services and Licensed Software and any material, supplies, equipment or activities furnished in the performance of the Services (the “Taxes”). Company shall maintain full and detailed records of all Taxes charged to Customer and paid to the applicable tax authority by Company. Customer may copy and audit these tax records during regular business hours, including any records maintained at Company’s office pertaining to Taxes billed to Customer, for a period of thirty-six (36) months after the termination of this Agreement.

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

10.4 Financial Audit. Each Party shall maintain full and detailed records of all items upon which the Fees are calculated and each Party shall have the right to audit, by itself or by a nationally recognized audit firm, acceptable to the other Party, once per year, during regular business hours and on reasonable advance notice, the records pertaining to the calculation of the Transaction Fees, including the records maintained by the other Party such as telephone, facsimile and data logs, orders, invoices, time sheets, memoranda, and/or any other pertinent documentation. If such audit reveals any overpayment of fees to the Company hereunder, such overpayment shall be refunded to Customer immediately upon written notification to the Company. And if such audit reveals an underpayment of fees to the Company hereunder, such underpayment amount shall be immediately paid to the Company by Customer upon written notification to the Customer. Each Party shall provide to the other Party a copy of any reports, memos and documentation prepared as a result of such audit by such Party.

ARTICLE 11.   CONFIDENTIALITY

11.1 Confidential Information.

Each Party agrees to regard and preserve as confidential all information of a confidential nature related to the business and activities of the other Party and its Affiliates, their customers, clients, suppliers and other entities with whom the other Party or its Affiliates do business, including, without limitation, the Hosted Company Software, the Licensed Software, the Documentation, the Data Uploads and the Data Downloads. Each Party agrees to hold such information of the other Party in trust and confidence and not to disclose such information to any Person, firm or enterprise, or use, directly or indirectly, any such information for its own benefit or the benefit of any other Person, unless authorized by the other Party in writing, and even then, to limit access to and disclosure of such confidential information to such Party’s employees on a “need to know “ basis only. Upon termination of this Agreement, each Party shall return, or certify to the destruction of, all confidential information, provided that each Party shall have the right to retain a single copy of any confidential information of the other Party as it may reasonably require for archiving purposes.

11.2 Injunctive Relief.

In addition to any other rights and remedies available to each Party hereunder or at law, the other Party acknowledges and agrees that due to the nature of the confidential information the confidentiality obligations hereunder are of a unique character and agrees that any breach of such obligations by such Party will result in irreparable and continuing damage to the other Party for which there will be no adequate remedy in damages. Notwithstanding anything to the contrary in this Agreement, each Party will be authorized and entitled to obtain injunctive relief, without the necessity of posting a bond even if otherwise normally required, and such further relief as may be proper from a court with competent jurisdiction.

11.3 Exclusions.

Information shall not be considered confidential to the extent, but only to the extent, that such information is: (i) already known to the receiving Party free of any restriction at the time it is obtained from the disclosing Party, (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (iii) is or becomes publicly available through no wrongful act of the receiving Party; or (iv) is independently developed by the receiving Party without reference to information which is confidential information of the disclosing Party. The receiving Party may disclose confidential information of the disclosing Party when required by applicable law or judicial process, but only after providing immediate notice to the disclosing Party of such request for confidential information, which notice shall include the receiving Party’s intent with respect to such request, and the opportunity for the disclosing Party to oppose such disclosure requirement.

ARTICLE 12.   PROPRIETARY RIGHTS

12.1 Intellectual Property. Customer acknowledges that as between the Parties, Company owns and shall retain the exclusive right, title and ownership in and to all patents, inventions, copyrights, trade secrets, trademarks and other proprietary rights in the Hosted Company Software, Licensed Software, the Documentation and the Data Downloads (subject to Section 12.2), and further agrees that no title or ownership of or to any of the foregoing or proprietary rights therein are transferred or conveyed by this Agreement, except Customer’s rights therein pursuant hereto.

12.2 Data. The Company acknowledges that Customer [ * * * * ]. As between Customer and the Company, Customer shall [ * * * * ] The Company shall [ * * * * ] and relating thereto, other than the [ * * * * ].

ARTICLE 13.   TERMINATION

13.1 Default.

The occurrence of any of the following events shall constitute an act of default entitling the non-breaching Party to terminate this Agreement:

(1) the other Party has breached any material obligation herein and such breach remains uncured for a period of thirty (30) days after written notice thereof is given by the non-breaching Party;

(2) the other Party refuses to perform or unreasonably delays performance of its obligations hereunder after written notice of such refusal or delay is communicated to the non-performing Party;

(3) the other Party files a voluntary petition for protection under the bankruptcy laws of the United States or similar State statute, or an involuntary petition for bankruptcy is filed against the other Party and such petition is not dismissed within ninety (90) days;

(4) a receiver, trustee or similar entity is appointed for one of the Parties, or a Party makes a general assignment for the benefit of creditors, or ceases to actively conduct business;

(5) the other Party breaches the confidentiality obligations of Article 11; or

(6) the other Party is excluded, debarred, suspended or becomes ineligible [ * * * * ] (“Excluded Party”), provided, that Excluded Party shall have ninety (90) days from the date of any such exclusion, debarment, suspension or ineligibility to reverse or rectify any such exclusion, debarment, suspension or ineligibility or become reinstated. Should the Excluded Party fail to reverse or rectify the exclusion, debarment, suspension or ineligibility, or become reinstated within the ninety (90) day period, the other Party may immediately terminate this Agreement, provided, that any Fees that have accrued up through the date of suspension shall become immediately due and payable and shall be paid to the Company.

13.2 Election of Remedies.

The election to terminate this Agreement shall not affect or limit the non-breaching Party’s rights to pursue other contractual, legal or equitable remedies.

13.3 Change of Legislation.

13.3.1. Customer may notify the Company (the “Regulatory Notice”) in the event of the entry of new, or a change to existing, U.S. governmental legislation, regulations, rules or Federal Health Care Program policy, or in the interpretation or application thereof by the U.S. Department of Health and Human Services or its agencies or a Durable Medical Equipment Regional Carrier, that (1) provides that [ * * * * ] of a prescription order from a physician for purposes of billing a Federal Health Care Program for items or services then provided by Customer (the “New Fax Rules”) or (2) eliminates the requirement that a [ * * * * ] then provided by Customer (the “New Order Rules”). The New Fax Rules include, but are not limited to, a determination by an applicable authority of such program that: (i) [ * * * * ] for the purpose of substantiating a claim for services filed with a Federal Health Care Program; (ii) the EPM date stamp [ * * * * ] as the signature date of the doctor order or prescription where the faxed page is a doctor order or prescription; or (iii) changes made by the [ * * * * ] to be considered valid for Federal Health Care Program purposes.

13.3.2. The Regulatory Notice shall identify each of the New Fax Rules or New Order Rules and the date that such New Fax Rules or New Order Rules are to enter into force. In the case of any New Fax Rules, the Company shall have ninety (90) days in which to modify the Services as necessary to render the Services an acceptable method of electronic authentication of a prescription order from a physician for purposes of billing a Federal Health Care Program under such New Fax Rules. If the Company has been unable to so modify the Services within such ninety (90) day period, then Customer may terminate this Agreement upon written notice thereof to the Company. In the case of any New Order Rules, Customer may terminate this Agreement as of the date set forth in a written notice to the Company, which such date shall be no earlier than ninety (90) days after the date of the Regulatory Notice, provided that Customer no longer utilizes a third party system to provide electronic authentication of prescription orders from a physician sent via facsimile.

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

13.3.3. The Company shall notify the Customer in writing within fifteen (15) business days of receiving such termination notice in the event that the Company disputes that (1) the New Fax Rules identify or declare the Services as an unacceptable method of electronic authentication of a prescription order from a physician sent by facsimile for purposes of billing a Federal Health Care Program or (2) the New Order Rules eliminate the requirement that a provider receive a prescription order from a physician for purposes of billing a Federal Health Care Program. Within fifteen (15) business days of receipt by the Customer of such dispute notification, the Parties may, in the sole discretion of each, refer such dispute for resolution by the Alternative Dispute Resolution Service of the American Health Lawyers Association, subject to mutually acceptable terms and conditions.

13.4 Survival of Provisions

Notwithstanding any termination or expiration of this Agreement, Article 6 (Limited Warranties), Section 7.2(a), Article 8 (Indemnification), Article 9 (Limitation of Liability), Sections 10.1 and 10.2 (Payment; Taxes), Article 11 (Confidential Information), Article 12 (Proprietary Rights), Sections 13.2 (Election of Remedies), 13.4 (Survival of Provisions) and Article 15 (Miscellaneous) of this Agreement shall survive. In addition, Section 10.3 shall survive for six (6) months after termination or expiration of this Agreement.

ARTICLE 14.   COMPLIANCE.

14.1 GENERAL. Each Party represents and warrants to the other Party that it is not knowingly violating any federal laws, state laws or local statutes or regulations by entering into this Agreement or performing its obligations hereunder. During the Term of this Agreement each Party shall comply with all relevant federal and state laws and regulations.

14.2 EXCLUSION. Each Party represents and warrants to the other Party that it has not (a) been excluded, debarred, suspended or become ineligible to participate in any Federal Health Care Program or any federal procurement or non-procurement program, (b) been convicted of a criminal offense that falls within the ambit of 42 U.S.C. ss. 1320a-7(a) or (c) received notice that any state or federal government proposes to exclude, debar or suspend or declare it ineligible to participate in any Federal Health Care Program or any federal procurement or non-procurement program.

ARTICLE 15.   MISCELLANEOUS PROVISIONS.

15.1 Notices.

All notices required by this Agreement shall be in writing and sent to the Parties (and addresses) designated on page one of this Agreement, or to such other address as either Party may specify in writing. The date notice is received shall be its effective date.

15.2 Bankruptcy Rights.

15.2.1. The Company hereby grants to Customer a personal, non-exclusive, royalty-free license (the “Conditional License”) to use the object code, technology, trade secrets, trademarks and other intellectual property necessary to support and further develop for its own purposes the Hosted Company Software (the “Software Materials”) upon the occurrence of (a) the Company ceasing to support and market the Hosted Company Software and (b) an event of default by Company as set forth in Sections 13.1(3) or 13.1(4) (collectively, a “Bankruptcy Event”). Such license shall include the right to sublicense the Hosted Company Software, but only for the purpose of subcontracting the support and/or development of the Hosted Company Software on Customer’s behalf following a Company Bankruptcy Event. This license is granted in addition to, and not in lieu of, the right to terminate this Agreement pursuant to Sections 13.1(3) and 13.1(4), provided, that upon any termination of the Agreement pursuant to Sections 13.1(3) and 13.1(4) the Conditional License shall terminate and Customer shall immediately return or destroy (at Company’s discretion) all copies of any confidential information in Customer’s possession, other than a single copy as Customer may require for archival purposes. Customer shall be required to continue paying the Company all Transaction Fees provided for hereunder, and an [ * * * * ] should it continue to use the Hosted Company Software or the Licensed Software or any derivatives thereof, or continue to receive Data Downloads.

15.2.2. The Company shall notify Customer as soon as practicable of a Company Bankruptcy Event. When law so permits and the Company has prior knowledge of a Company Bankruptcy Event, then such notice shall be provided to Customer as soon as practicable following the Company’s determination that a Company Bankruptcy Event shall be occurring in the future. In no event shall such notice be sent to Customer later than three (3) days following a Company Bankruptcy Event. Customer may begin operating under the Conditional License upon receipt of such notice. The Company shall send to Customer as soon as practicable after such notice a copy of the Software Materials.

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

15.2.3. The Company acknowledges and agrees that this Section 15.2 is a material inducement to Customer to enter this Agreement.

15.3 Force Majeure.

Neither Party shall be liable, or be deemed to be in default, to the other Party hereunder by reason or account of any delay or omission caused by epidemic, fire, power outages, action of the elements, strikes, lockouts, sabotage (except as caused by a Party’s employees or agents), labor disputes, governmental law, regulations, ordinances, order of a court of competent jurisdiction, executive decree or order, act of God or public enemy, war, riot, civil commotion, earthquake, flood, explosion, casualty, embargo or any other similar cause beyond the control of such Party (each, a “Force Majeure Event”). The time of performance of each Party’s obligations under this Agreement shall be extended for so long as such Force Majeure Event continues; provided, however, that in the event such period of extended delay exceeds thirty (30) days in respect of a Party, the other Party may terminate this Agreement upon notice to such Party.

15.4 Relationship of the Parties.

The relationship of Company to Customer shall be that of an independent contractor. Nothing herein shall be construed to constitute the Parties as partners or joint venturers, or as employees or agents of the other. Except as expressly set forth herein, neither Party has any express or implied right or authority to assume or create any obligations on behalf or in the name of the other. It shall be the sole and exclusive responsibility of Company to obtain insurance for its employees, and to pay all salary, benefits, and other compensation to its employees providing services hereunder.

15.5 Non-Exclusivity.

Company and Customer each acknowledge that this Agreement is non-exclusive and that each of them reserves the right to engage in business with other Persons.

15.6 Modification; Assignment.

(1) This Agreement shall not be modified, changed or amended (“Amendment”), except by written agreement signed by authorized representatives of both Parties.

(2) This Agreement may not be transferred, sublicensed or assigned by either Party to any other Person without the express prior written consent of the other Party.

15.7 Successors and Assigns.

All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their successors and permitted assigns, provided, that no consent shall be required for an assignment to a Party’s parent or subsidiary, pursuant to an acquisition involving all or substantially all of a Party’s assets or equity, pursuant to a merger or restructuring of a Party, or as expressly authorized herein.

15.8 Severability.

Any provision of this Agreement which is prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction will be ineffective as to such jurisdiction without affecting any other provision in this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding Agreement enforceable in accordance with its terms.

1.1. 15.9 Publicity. The Company will have the right to include Customer’s name on (i) marketing materials or (ii) any announcement required by applicable law, that the Company may prepare or distribute. In the case of materials described in clause (i), the Company shall provide any such materials to Customer for prior review and approval, which may not be unreasonably withheld. In the case of materials described in clause (ii), the Company shall provide any such materials to Customer for prior review and comment, which comments Company shall take into reasonable consideration prior to distribution. The Company shall indemnify and hold harmless Customer with respect to any claims, demands or causes of action arising from or related to any language or graphics in any materials prepared or distributed by Company which the Company failed to revise in substantial conformance with Customer’s comments. The Customer shall indemnify and hold harmless the Company with respect to any claims, demands or causes of action arising from or related to any language or graphics in any materials prepared or distributed by the Company that was revised to conform with Customer’s comments, provided that it substantially conforms with Customer’s comments.

15.10 Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any principles of conflict of laws. The Parties consent to the non-exclusive jurisdiction of the federal and state courts sitting in state and county of New York and to the sufficiency of service of process by certified or registered mail in connection with any dispute arising out of or in connection with this Agreement. The Parties hereby opt out of the Uniform Computer Information Transaction Act to the fullest extent permitted by law.

15.11 Authority.

Each Party represents and warrants that it has the requisite power and authority to execute, deliver and perform this Agreement, and that such execution, delivery and performance shall not constitute a violation or breach of any charter or by-law or any other provision of any other agreement to which Company or Customer is a party or by which it may be bound. Each Party further represents that it has been represented by separate and independent counsel in the preparation and negotiation of this Agreement.

15.12 Waiver.

No waiver of any right or remedy in respect to any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such an occurrence or even on any other occasion.

15.13 Integration.

This Agreement, together with the Professional Services Agreement and the Exhibits attached hereto and thereto, constitutes the entire understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, proposals or representations, written or oral, between the Parties relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, each of Customer and Company have caused this Agreement to be executed and delivered by its duly authorized representative as of the date first written above.

AUTHENTIDATE HOLDING CORP.	LIBERTY HEALTHCARE GROUP, INC.

By:______________________________	By:______________________________

Name:____________________________	Name:____________________________

Title:_____________________________	Title:_____________________________

EXHIBIT A

FEES

1. HOSTED SERVICES FEES:

As compensation for the Hosted Services to be provided hereunder, Customer shall pay to Company during the Term:

SERIAL NUMBER	DESCRIPTION OF HOSTED SERVICES	HOSTED COMPANY SOFTWARE ASSOCIATED WITH THE HOSTED SERVICES		PRICING TERMS	SPECIAL PROVISIONS, IF ANY

1.	Service created by the Company pursuant to SOW #1.01 and SOW # 1.02 of the Professional Services Agreement	Software developed by the Company pursuant to SOW #1.01 and SOW # 1.02 of the Professional Services Agreement	• •	Hosted Services fees as described in 1.1 below Transaction Fees as described in 1.2. below	N/A

2.	N/A	N/A			N/A

1.1 Hosted Services Fees of [ * * * * ], payable on or prior to the first day of each calendar month of the Term, plus:

1.2 Transaction Fees of [ * * * * ] via the Hosted Software and delivered to Customer via Data Download or other means. All Transaction Fees earned during any month shall be billed to Customer by the Company monthly and paid within 10 calendar days of receipt of the applicable invoice

Such fees are subject to annual increases of the greater of (a) [ * * * * ] of the then-current fee basis and (b) [ * * * * ] for the prior year based upon the [ * * * * ].

2.   LICENSE FEES

As compensation for the Licensed Software to be provided hereunder, Customer shall pay to Company during the Term:

SERIAL NUMBER	DESCRIPTION OF LICENSED SOFTWARE		PRICING TERMS	SPECIAL PROVISIONS, IF ANY

1.	N/A	• •	License Fees: N/A N/A Support Services Fees: N/A

2.	N/A			N/A

IN WITNESS WHEREOF, the Parties have executed this schedule of Fees as of the date set forth below and the person signing below represents that he/she is duly authorized to sign for and on behalf of the respective Party.

CUSTOMER	COMPANY

By: ________________________________	By: ________________________________
(Signature and Date)	(Signature and Date)

Name: ______________________________	Name: ______________________________

Title: _______________________________	Title: _______________________________

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

EXHIBIT B

HOSTED SERVICES

A.   DEFINITIONS

“Error” means any failure of the Data Downloads or the Hosted Company Software to conform in any material respect with the specifications relating thereto as published by Company.

“Error Correction” means either a modification or an addition that, when made or added to the Hosted Software, brings the Hosted Software into material conformity with its published specifications.

“PPS” means the Principal Period of Support. The PPS is between the hours of 8:00 AM and 8:00 PM, EST, Monday through Friday, and excluding Company’s published holidays. All support subsequently added shall have the same PPS.

B.   SCOPE OF HOSTED SERVICES

1. HOSTED SERVICES.

a. GENERAL. During the Term, Company agrees to host and maintain, 24 hours a day, seven days a week, the Hosted Software on the Equipment to enable Customer to receive Data Downloads in accordance with the specifications relating to the Data Downloads as published by Company (the “Hosted Services”), subject to customary down times for normal updates and system maintenance. Company will use all reasonable efforts to notify Company of such down times and to provide a redundant site to enable delivery of the Data Downloads during such times. Company will use commercially reasonable efforts to provide Hosted Services with an average monthly service Availability (as such term is hereinafter defined) reasonably acceptable to Customer. For purposes of the Agreement, service Availability is defined as the ratio of minutes during a month for which the Hosted Services are available to provide the Data Downloads in accordance with this Agreement to the total number of minutes in that same month.

b. HARDWARE SUPPORT. Company shall maintain and make available in connection with the Hosted Services such servers and other Equipment as shall be reasonably necessary to provide the Hosted Services to Customer in accordance with this Agreement.

c. TELEPHONE HELP DESK. Company shall maintain a telephone help desk during the PPS that permits Customer to report problems relating to the Hosted Services.

2. MODIFICATION EXCLUSION. Company will not be responsible to Customer for loss of use of the Data Downloads or for any other liabilities arising from (i) the failure of any Hosted Third Party Software to perform in accordance with its specifications, or (ii) Data Uploads that do not conform to the requirements as set forth by the Company.

C.   COOPERATION OF CUSTOMER

Customer agrees to notify Company promptly following the discovery of any Error and to cooperate as reasonably requested by the Company in connection with any Error Correction. Further, upon discovery of an Error, Customer agrees, if requested by Company, to submit to Company a listing of output and any other data, including the Data Downloads, that Company may require in order to reproduce the Error and the operating conditions under which the Error occurred or was discovered.

D.   EXCEPTIONS

The following matters are not covered under Hosted Services:

1. Any problem resulting from the misuse, improper use, alteration, or damage of the Data Downloads;

2. Any problem resulting from programming of software other than the Hosted Company Software;

3. Any failure of the Data Uploads to conform to the requirements set forth by the Company;

4. Company will not be responsible for delays caused by events or circumstances beyond its reasonable control.

EXHIBIT C
SUPPORT SERVICES

A.   DEFINITIONS

“Error” means any failure of the Licensed Software to conform in any material respect to its specifications as published by Company.

“Error Correction” means either a modification or an addition that, when made or added to the Licensed Software, brings the Licensed Software into material conformity with its published specifications, or a procedure or routine that, when observed in the regular operation of the Licensed Software, avoids the practical adverse effect of such nonconformity.

“PPS” shall have the meaning set forth on Exhibit B.

B. SCOPE OF SUPPORT

1. SOFTWARE SUPPORT. During the Term, Company agrees to provide the following support services in support of the Licensed Software:

A. ERROR CORRECTION – Company shall be responsible for using all reasonable diligence to correct verifiable and reproducible Errors when reported to Company. The Error Correction, when completed, may be provided in the form of a “temporary fix, “ consisting of sufficient programming and operating instructions to implement the Error Correction as long as such “temporary fix" has minimal impact to operation of the Equipment.

B. TELEPHONE HELP DESK – Company shall maintain a telephone help desk during the PPS that permits Customer to report problems relating to the Licensed Software.

2. MODIFICATION EXCLUSION. Company will not be responsible to Customer for loss of use of the Licensed Software or for any other liabilities arising from alterations, additions, adjustments or repairs which are made to the Licensed Software by other than authorized representatives of Company, or at the direction of Company.

C.   COOPERATION OF CUSTOMER

Customer agrees to notify Company promptly following the discovery of any Error and to cooperate as reasonably requested by the Company in connection with any Error Correction. Further, upon discovery of an Error, Customer agrees, if requested by Company, to submit to Company a listing of output and any other data that Company may require in order to reproduce the Error and the operating conditions under which the Error occurred or was discovered.

D.   EXCEPTIONS

The following matters are not covered under Support:

1. Any problem resulting from the misuse, improper use, alteration, or damage of the Licensed Software;

2. Any problem caused by modifications in any version of the Licensed Software not made or authorized by Company;

3. Any problem resulting from programming of software other than the Licensed Software;

4. Any problem resulting from the combination of the Licensed Software with such other software or equipment to the extent such combination has not been approved by Company; and

5. Company will not be responsible for delays caused by events or circumstances beyond its reasonable control.